Exhibit 99.1


             ARTICLE I FOR IMMEDIATE RELEASE Contact: Jamie E. Levey

May 14, 2004                                                  Investor Relations
                                                              (888) 319-6962


          Integrated BioPharma Reports Third Quarter Financial Results

Hillside, N.J., May 14, 2004--Integrated BioPharma, Inc. (AMEX:INB) announced its financial results for the third quarter ended March 31, 2004.

Third quarter revenues decreased approximately 2% to $6,560,784 from $6,670,254 for the same period a year ago. Net operating loss for the quarter was $(1,236,532) or $(0.12) per share on 10,635,924 shares outstanding compared to net income of $217,754 or $0.02 per share on 10,076,809 shares outstanding for the same quarter last year. The reduction in net income is attributable to start-up expenses at Paxis Pharmaceuticals, Inc. in the amount of $1,557,100.


For the nine months ended March 31, 2004, revenues increased approximately 5% to $18,390,616 from $17,464,163 for the same period last year. The growth in revenue is primarily attributed to the change in product mix. Net loss for the nine months ended March 31, 2004 was $(2,549,578) or $(.24) per share on 10,487,202 shares outstanding as compared to net income of $731,086 or $.09 per share on 8,212,210 shares outstanding for the nine months ended March 31, 2003. The reduction in net income is attributable to one-time only transactional expenses, to the inclusion of Paxis Pharmaceuticals, Inc. start-up expenses of $3,228,454 and to the accretion of preferred stock dividends in the amount of $285,000.

"We made significant progress this past quarter," stated E.Gerald Kay, CEO of Integrated BioPharma, Inc. "Paclitaxel production has begun at the Paxis Pharmaceuticals facility in Boulder, Colorado. Paxis Pharmaceuticals will ship its first GMP API paclitaxel to fill existing orders in June 2004. Paxis is producing paclitaxel Active Pharmaceutical Intermediate (API) under current Good Manufacturing Practices (cGMP) and is in the final stages of process and facilities validation at the newly completed Boulder plant. Paxis expects to submit a paclitaxel Drug Master File (DMF) to the FDA in June of 2004. The plant, which is currently scaled for production at the rate of 50 kgs of paclitaxel API per year, is expected to scale up to a capability of more than 200 kgs per year during the next six months. This past quarter, we also completed a $13.5 million private placement. We have a healthy cash position that allows us to selectively acquire companies and develop new products according to our expansion strategy."

                                                                        For the Three Months Ended

                                                                  March 31, 2004          March 31, 2003
                                                                  --------------          --------------

Total Revenue                                                   $         6,560,784     $        6,670,254
Cost of Sales                                                             4,982,793              5,290,233
                                                                -------------------     ------------------
Gross Profit                                                              1,577,991              1,380,021
                                                                -------------------     ------------------
Paxis Pharmaceuticals, Inc. Start Up Expenses                             1,557,100                     --
Selling and Administrative Expenses                                       1,192,466              1,088,029
                                                                -------------------     ------------------
Total Selling and Administrative Expenses                                 2,749,566              1,088,029
                                                                -------------------     ------------------
Operating (Loss) Income                                                 (1,171,575)                291,992
Other Income                                                                 42,948                107,633
                                                                -------------------     ------------------
(Loss) Income Before Income Taxes                                       (1,128,627)                399,625
Provision for Income Taxes                                                   12,905                181,871
                                                                -------------------     ------------------
Net (Loss) Income                                                       (1,141,532)                217,754
Accretion of Preferred Stock Dividends                                       95,000                     --
Net (Loss) Income applicable to
common shareholders                                             $       (1,236,532)     $          217,754
                                                                ===================     ==================
Diluted EPS                                                     $            (0.12)     $             0.02
                                                                ===================     ==================
Average Common Shares
Outstanding-fully diluted                                                10,635,924             10,076,809
                                                                ===================     ==================


                                                                        For the Nine Months Ended

                                                                  March 31, 2004          March 31, 2003
                                                                  --------------          --------------

Total Revenue                                                   $        18,390,616     $       17,464,163
Cost of Sales                                                            13,924,860             13,642,093
                                                                -------------------     ------------------
Gross Profit                                                              4,465,756              3,822,070
                                                                -------------------     ------------------
Paxis Pharmaceuticals, Inc. Start Up Expenses                             3,228,454                     --
Selling and Administrative Expenses                                       3,702,091              2,791,001
                                                                -------------------     ------------------
Total Selling and Administrative Expenses                                 6,930,545              2,791,001
                                                                -------------------     ------------------
Operating (Loss) Income                                                 (2,464,789)              1,031,069
Other Income                                                                287,241                285,478
                                                                -------------------     ------------------
(Loss) Income before Income Taxes                                       (2,177,548)              1,316,547
Provision for Income Taxes                                                   87,030                585,461
                                                                -------------------     ------------------
Net (Loss) Income                                                       (2,264,578)                731,086
Accretion of Preferred Stock Dividends                                      285,000                     --
                                                                -------------------     ------------------
Net (Loss) Income applicable                                                             $
to common shareholders                                          $       (2,549,578)                731,086
                                                                ===================     ==================
Diluted EPS                                                     $            (0.24)     $             0.09
                                                                ===================     ==================
Average Common Shares
Outstanding-fully diluted                                                10,487,202              8,212,210
                                                                ===================     ==================


INB serves the pharmaceutical, biotech and nutraceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes more than 130 products worldwide. Its subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. Through its biotech subsidiary, NuCycle Therapy, Inc., INB is developing human therapeutics and preventive cancer compounds in transgenic plants. Further information is available at www.iBioPharma.com.

ARTICLE II Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.